Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Coursera, Inc. (“Coursera”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Coursera and Udemy, Inc. (“Udemy”), which forms part of the Registration Statement, of our opinion dated December 16, 2025 appearing as Annex F to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Morgan Stanley,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Udemy Board and Reasons for the Merger,” “The Merger—Opinion of Morgan Stanley,” “The Merger—Coursera Unaudited Prospective Financial Information,” “The Merger—Udemy Unaudited Prospective Financial Information” and “The Merger—Management Assumed Synergies.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Andrew Modelski
Name:	Andrew Modelski
Title:	Managing Director

February 25, 2026